EXHIBIT 23.3

CONSENT OF RAY, CHO, WILEY, VAN BRAUMAN & GIBSON, LLPC

We consent to the use in the Form SB-2 Registration Statement under the Securities Act of 1933, filed by Zion Oil & Gas, Inc. (the "Company"), of our Opinion dated December 12, 2005 and to the use of our name appearing under the heading "Experts" in the Form SB-2.

s/ Martin M. Van Brauman

Martin M. Van Brauman, Partner

Ray, Cho, Wiley, Van Brauman & Gibson, LLPC

Dallas, Texas

December 12, 2005